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                                                            Exhibit No. 10.68

AGREEMENT AND MUTUAL RELEASE AND DISCHARGE dated as of the day of ______________, 2001.


BY AND BETWEEN:             METHYLGENE INC.

                           (hereinafter referred to as the "METHYLGENE")




AND:                       HYBRIDON, INC.

                           (hereinafter referred to as "HYBRIDON")






WHEREAS Hybridon is currently a shareholder of Methylgene;


WHEREAS Hybridon wishes to sell shares it owns in the share capital of Methylgene pursuant to an offer (the "OFFER") dated February 12, 2001 from Paul Capital Partners (Paul Capital Partners and any affiliates thereof hereinafter referred to as "PAUL CAPITAL") and accepted by Hybridon on February 14, 2001;


WHEREAS Hybridon may sell other shares it owns in the share capital of Methylgene to certain existing shareholders or to others; and


WHEREAS Methylgene has agreed to cooperate and assist Hybridon in effecting these transactions;


THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION RECEIVED, THE PARTIES HERETO AGREE AS FOLLOWS:


1.       COMPLIANCE - METHYLGENE


         1.1 Methylgene hereby certifies that it is and, to its knowledge, Hybridon is in compliance with and not in default of any and all agreements between Hybridon and Methylgene existing as at the date hereof including, for greater certainty but not limited to, the agreements listed in Schedule A attached hereto;
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2.       COMPLIANCE - HYBRIDON


         2.1 Hybridon hereby certifies that it is and, to its knowledge, Methylgene is in compliance with and not in default of any and all agreements between Hybridon and Methylgene existing as at the date hereof including, for greater certainty but not limited to, the agreements listed in Schedule A attached hereto;


3.       NON-COMPETITION


         3.1 The introductory paragraph of Section 13.1 of the Shareholders Agreement (as defined in Schedule A) is amended by deleting same and replacing it with the following:


                  "13.1 Hybridon undertakes in favour of Methylgene, whether directly or indirectly, alone or in partnership, association, joint venture or other collaboration with any other person, company, partnership, business or entity, as a principal, agent, shareholder, employee, partner, consultant, subcontractor, unless for the benefit of Methylgene, at the request of Methylgene or with the consent of Methylgene, not to:"


         3.2 Section 13.1.1 of the Shareholders Agreement is amended by deleting same and replacing it with the following:


                  "13.1(A) from the date of the Agreement and Mutual Release and
                           Discharge entered into between Methylgene and Hybridon until the expiry of a thirty (30) month period starting the later of (a) May 31, 2001, (b) the closing of the transaction contemplated by the Offer and (c) Hybridon no longer having a nominee on Methylgene's Board of Directors (the "COMMENCEMENT DATE"), research, develop or market anywhere in the world (i) any antisense compounds to inhibit DNA Methyltransferases ("DNA METASES"), or (ii) any method of inhibiting DNA MeTases for the treatment of any indication;


                  13.1(B) from the date of the Agreement and Mutual Release and Discharge entered into between Methylgene and Hybridon until the expiry of an eighteen (18) month period starting on the Commencement Date (the "RESTRICTIVE TERM"), not to engage in research or development or marketing anywhere in the world relating to the fields of histone deacetylases and beta-lactamases. If prior to the expiration of the Restrictive Term, Methylgene gives Hybridon written notice designating a target gene or genes within either histone deacetylases or beta-lactamases or both, as the case may be, as the Second Molecular Target and Third Molecular Target, respectively, under the License Agreement dated January 4, 1996 as amended and restated
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                           between the parties as of September 21, 2000 (the
                           "LICENSE AGREEMENT"), then Hybridon, for an additional period of 18 months from the expiration of the Restrictive Term, shall refrain from research or development or marketing anywhere in the world relating to either histone deacetylases or beta lactamases, or both, depending upon which is the location of the target gene or genes so designated by Methylgene, and the designation of such target gene or genes shall be deemed to have exhausted Methylgene's rights under the License Agreement, to specify a Second Molecular Target, if one designation is made and a Third Molecular Target if two designations are made;"


3.3 Sections 13.1.3 and 13.1.4 of the Shareholders Agreement are amended by deleting same and replacing them with the following:


         "13.1.3 from the date of the Agreement and Mutual Release and Discharge entered into between Methylgene and Hybridon until the expiry of a two (2) year period starting on the Commencement Date, solicit entities which are customers or suppliers of Methylgene on the relevant date with respect to compounds or methods of the type described in 13.1(A) and 13.1(B); or


         13.1.4 from the date of the Agreement and Mutual Release and Discharge entered into between Methylgene and Hybridon until the expiry of a two (2) year period starting on the Commencement Date, encourage any person employed by Methylgene to leave Methylgene or solicit for employment any person who is at the time of solicitation employed by Methylgene."


3.4 Section 13.1 of the Shareholders Agreement is amended by adding the following:


         "13.1.5 Nothing in the foregoing shall restrict the right of Hybridon to own up to 5% of the outstanding capital stock of companies whose shares are traded on a recognized stock exchange."


3.5 In the event of a merger or acquisition involving Hybridon and a non-affiliate third party (as the term "affiliate" is defined in the License Agreement), the provisions of Section 13 of the Shareholders' Agreement (until their expiration pursuant to the provisions of such
         Section 13), as hereinabove amended, and the provisions of Section
         4 below shall continue to apply to the surviving entity
         but shall not be construed in any way which would prejudice and shall not prejudice the right and ability of the surviving entity to continue to do any research and development activities which the non-affiliate third party was undertaking prior to the time of the merger.
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3.6      All other provisions of Section 13 of the Shareholders Agreement shall continue to apply mutatis mutandis. To the extent Hybridon is still a party to the Shareholders Agreement at the time of the initial public offering of the shares of Methylgene (the "IPO"), Hybridon undertakes that, pursuant to such IPO, it will agree to the termination of the Shareholders Agreement, save and except for the provisions of its
         Section 13, as amended hereby, which shall continue to apply for the relevant period.


4.       CONFIDENTIALITY


         4.1 Hybridon agrees, as long as such information or knowledge is not part of the public domain or required to be disclosed in accordance with applicable law, not to disclose, publish or reveal in any manner whatsoever and to whomever, any information or knowledge of a confidential nature concerning the business operated by Methylgene, including, without limiting the generality of the foregoing, trade secrets, biological targets, chemical structures, inventions, software, computer programs, patents, licences, manufacturing processes, know-how, customer lists or contracts of Methylgene, whether acquired by it in its capacity as a shareholder or through any nominee on the Board of Directors, its representatives on the scientific advisory board of Methylgene or from any other means, Hybridon hereby expressly acknowledging that such trade secrets, biological targets, chemical structures, inventions, software, computer programs, patents, licences, manufacturing processes, know-how, customer lists or contract and all other information of a confidential nature concerning the business operated by Methylgene has been disclosed to it at any time on a confidential basis.


5.       UNDERTAKING - LOCK-UP AGREEMENT


         5.1 Hybridon shall, if it is a shareholder of Methylgene, at the request of the underwriters engaged by Methylgene in connection with its IPO, sign a lock-up agreement in their favour in customary form under which Hybridon shall agree not to sell or otherwise dispose of in any way any of its shares in the share capital of Methylgene for the period applicable to other significant shareholders of Methylgene following the IPO, the whole as required by the underwriters. Furthermore, Hybridon recognizes that it may be subject to certain escrow requirements imposed by regulators in connection with an IPO and agrees to comply therewith.


6.       RELEASE AND DISCHARGE - HYBRIDON


         6.1 Except for obligations of the parties set forth in any agreement between them which are intended to survive the execution of this agreement, Hybridon hereby releases and discharges Methylgene from any claims, liabilities, actions or demands of any kind which Hybridon now has or hereafter can, shall or may
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                  have against Methylgene for or by reason of or in any way
                  arising out of any cause, matter or thing whatsoever existing up to the present time.


7.       RELEASE AND DISCHARGE - METHYLGENE


         7.1 Except for obligations of the parties set forth in any agreement between them which are intended to survive the execution of this agreement, Methylgene hereby releases and discharges Hybridon from any claims, liabilities, actions or demands of any kind which Methylgene now has or hereafter can, shall or may have against Hybridon for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time.


8.       HYBRIDON REPRESENTATIVE - BOARD OF DIRECTORS


         8.1 Notwithstanding any provision of the Shareholders' Agreement, Hybridon agrees that, in the event it should own less than 350,000 shares in the share capital of Methylgene, Hybridon shall no longer be entitled to appoint or elect a nominee on Methylgene's Board of Directors and shall cause its nominee at that time to resign and execute a full release and discharge in customary form upon written notice by Methylgene to Hybridon.


9.       EXPENSES


         9.1 Hybridon hereby agrees to pay any and all out-of-pocket expenses (including, without limitation, the fees and disbursements of Methylgene's legal and patents counsel) incurred by Methylgene in connection with the proposed sale by Hybridon of its shares in the share capital of Methylgene to Paul Capital, to any other shareholder of Methylgene or to any other person.


10.      OBLIGATIONS OF METHYLGENE


         10.1 Methylgene agrees to use its commercially reasonable efforts to approve such measures as are necessary to combine its presently outstanding class A and class B common shares into a single class so as to eliminate any preference between them in the distribution of assets as dividends or distributions upon liquidation and in furtherance of this Methylgene shall recommend that the holders of its class A and class B common shares approve and agree to any action required of them to implement the combination of the two classes of stock. Upon such approval, Methylgene will see to the implementation of these actions.


         10.2     Methylgene agrees to use its commercially reasonable efforts to obtain the approval and consent of the other shareholders of Methylgene to the amendment to the Shareholders Agreement contemplated by Section 3 herein.
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                  Notwithstanding the foregoing however, Hybridon undertakes and agrees to abide by the provisions of Section 3 of this agreement, whether or not the other shareholders of Methylgene give their approval and consent to the amendments to the Shareholders Agreement contemplated thereby.


         10.3 Methylgene shall and shall cause its counsel promptly to review and comment upon the forms of waiver and waiver request letter proposed by Hybridon for the purpose of Hybridon soliciting the waiver by the holders of shares of Methylgene capital stock of rights in the nature of preemption or first refusal which are a precondition of Hybridon's selling its shares to Paul Capital and to recommend such waivers to its shareholders. Furthermore, and subject to compliance with the terms of the Shareholders Agreement, Hybridon agrees, if one or more offers are made to it prior to the later of May 31, 2001 and the closing of the transaction contemplated by the Offer, to sell any other shares it owns in the capital of Methylgene to the other shareholders, to Methylgene or to a third party arranged by Methylgene at the same price and on substantially the same commercial terms as set forth in the Offer.


11. This agreement shall terminate on April 30, 2001 if the transaction contemplated in the Offer does not close on or prior to April 30, 2001 and, save and except for Section 9, no provision of this agreement shall survive such termination,.


12. This mutual release and discharge may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The agreements herein are in addition to any other agreements or understandings between the parties, which other agreements and understandings are not terminated hereby and continue to apply.


13. The mutual release and discharge is governed by the laws of the Province of Quebec.


14. The present release and discharge is being drafted in English language at the request of the parties hereto. La presente quittance a ete redigee en langue anglaise a la demande des parties aux presentes.



                                        METHYLGENE INC.


                                        Per:
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                                        HYBRIDON, INC.
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                                        Per:
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                                   SCHEDULE A


   - Unanimous Shareholders' Agreement dated January 4, 1996, as amended from time to time;


   - Shareholders Agreement dated January 4, 1996, as amended from time to time as restated on September 21, 2000 (the "SHAREHOLDERS' AGREEMENT");


   -  License Agreement dated January 4, 1996, as amended from time to time;


   - License Agreement dated March 12, 1999 between Hybridon and Integrated DNA Technologies Inc. ("IDT"), and the letter agreement dated July 26, 1999 between Methylgene and IDT;


   - License Agreement dated October 13, 1994 between McGill University and Hybridon, as amended from time to time;


   - License Agreement dated December 15, 1995 between McGill University and Hybridon;


   - License Agreement dated February 1, 1990 between the Worcester Foundation for Experimental Biology Inc. and Hybridon and restated September 8, 1993;


   - Letter Agreement dated February 27, 1998 between Methylgene and McGill University;


   - Letter Agreement dated July 1, 1999 between Methylgene and the University of Massachussetts (UMASS); and


   -  All licensed and sublicensed patents.


   - Letter Agreement dated December 18, 1995 among Hybridon and Worcester Foundation for Biomedical Research, Inc. and into which Methylgene intervened.


   - Various confidentiality agreements executed from time to time between Methylgene and Hybridon.